Pricing Supplement No. 1                             Filing Under Rule 424(b)(3)
Dated: October 4, 1999                                Registration No. 333-82111
(To Prospectus, dated July 28, 1999, as supplemented by Prospectus Supplement, dated August 13, 1999)

                                  $100,000,000
                            Indiana Gas Company, Inc.
                           Medium-Term Notes, Series G

Principal Amount:        $30,000,000           Redeemable:  Yes __ No _X_
Original Issue Date:     October 5, 1999       Initial Redemption Date:      N/A
Interest Rate:           7.08%
Overdue Interest Rate:   N/A                   Initial Redemption Price:     N/A
Stated Maturity Date:    October 5, 2029       Annual Reduction Percentage:  N/A
Issue Price:             100%                  Regular Record Dates:         A/S
Agents' Commission:      .625%                 Form:
Proceeds to Company:     99.375%               Book Entry (DTC)               X
Interest Payment Dates:  A/S                        Certificated             ___

        Repayable at the Option of the Holder: Yes  _X__  No ____
        Optional Repayment Date:   October 5, 2011
        Price to be Repaid: 100% of the Principal Amount plus Accrued Interest

Redemption prices (if any): The Initial Redemption Price shall be ____N/A____% of the principal amount of such Notes to be redeemed and shall decline on each anniversary of the Initial Redemption Date by a Reduction Percentage of ___N/A__% of the principal amount to be redeemed until the redemption price shall be 100% of such principal amount.

Additional terms: N/A


     Prior to the date of this Pricing Supplement, the Company has sold $-0-aggregate principal amount of the Medium-Term Notes, Series G.

     N/A as used herein means "Not Applicable." A/S as used herein means "As stated in the Prospectus Supplement referred to above."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the prospectus or the prospectus supplement to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.


(X)  Merrill Lynch & Co.                       (   ) ________________